EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-06275, 333-66831, 333-79047, 333-58264, 333-110326, 333-160102, 333-176103, 333-190597 and 333-219190) of Anika Therapeutics, Inc. of our reports dated February 26, 2018 relating to the financial statements of Anika Therapeutics, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Anika Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2018